Exhibit 10.2

CONFIDENTIALITY, NON-COMPETE

AND NON-SOLICITATION AGREEMENT

(EMPLOYEE)

THIS CONFIDENTIALITY, NON-COMPETE AND NON-50LICITATION AGREEMENT and Exhibit A incorporated herein by reference (“Agreement”) is made and entered into as of this day of 2 October, 2017, by and between Elite Legacy Education, Inc., its parent, subsidiaries, affiliates, successors and assigns (hereinafter referred to as “the Company”), and Fredrick Charles Dummar, having an address 532 Blackbird Road, Fayetteville, NC 28314 (hereinafter referred to as “you” or “Employee”).

WHEREAS, the Company is engaged in the business of teaching real estate investing principles, small business development and management principles, financial markets trading principles, strategies and applications, national and international finance investment, asset protection strategies, and the production and delivery of live seminars and home study courses in a variety of disciplines; and

WHEREAS, you are presently an employee of the Company or are desirous of becoming an employee of the Company; and

WHEREAS, the Company is desirous of engaging your services as an Employee or of allowing you to continue your current position as an employee of the Company, subject to your agreement to the terms, provisions and conditions set forth herein;

NOW THEREFORE, in consideration of the Company engaging your services as an Employee or of allowing you to continue as an Employee of the Company in your current position, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1. Recitals. The foregoing recitals are true and correct, including the recital of consideration.

2. Proprietary Rights. Employee agrees that all Work Product, in whole or in part, created solely or jointly by Employee, arising from or related to any services performed by Employee for or on behalf of the Company, or in the course of Employee’s performance of Employee’s duties as an employee of the Company, or previously performed by Employee for or on behalf of the Company, or previously conceived in anticipation of the services to be performed in regard to the Company’s engagement of Employee, shall be deemed “work made for hire” and shall be the sole and exclusive property of the Company. Employee shall execute all such assignments, oaths, declarations and other documents as may be prepared by the Company to effect the foregoing. Employee hereby irrevocably assigns all rights, title and interest including, without limitation, all copyright and moral rights throughout the world, to all Work Product to the Company regardless of whether all Work Product is considered “work for hire” or otherwise. Employee agrees to assist in every reasonable, lawful way in protecting and/or enforcing the Company’s rights in and to the Work Product and/or other property of the Company, and in prosecuting and defending appeals, interferences, infringement suits and controversies relating thereto during employment and thereafter.

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For purposes of this Agreement, the term “Work Product” shall mean, without limitation, by way of example, all Documentation, writings, correspondence, manuals, materials, creative works; documented methods, techniques, ideas, inventions or improvements; publications, compositions, lecture materials, customer lists and records, files, employee lists and records, marketing plans, teaching materials, presentations to customers or students, sales records, marketing analyses, computer programs, data, system documentation, course work, books, software, correspondence, letters, notes, notebooks, reports, flowcharts, proposals, business plans, marketing and advertising materials, internal memoranda, websites, technical code, employee manual, applications, licenses or registrations, and other information. For the purposes of this Agreement, the term “Documentation” shall include, without limitation, all tangible media, now or hereafter developed, in which information, data, ideas, methods, or designs may be fixed or published, including, without limitation, writings, computer diskettes, audio tape, video tape, film, computer tape, photographic film, micro disc, and CDROM. For the purposes of this Agreement, “Proprietary Information” includes, without limitation, by way of example, all intellectual property rights, patents and applications therefore, copyrights and registrations therefore, trade and service marks and applications therefore, trade secrets, Confidential Information, Work Product, compliance documents, websites, product and marketing materials, and employee names, voices, image and likenesses; officer names, voices, image and likenesses; manager or member names, voices, image and likenesses; contractor names, voices, image and likenesses; director names, voices, image and likenesses; potential or actual product or service names; project names; trade names, corporate or business entity names, and domain names.

3.       Covenant Not to Compete. Employee recognizes and acknowledges that it is essential for the proper protection of the legitimate business interests of the Company that Employee be restrained from competing against the Company during the term of Employee’s employment with the Company and for a reasonable period of time following the termination of Employee’s employment with the Company. Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, Employee agrees that, during the term of Employee’s employment with the Company, and during the twenty-three (23) month period after termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether by the Company or by the Employee, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard, Employee shall not, directly or indirectly, (a) own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, or control of any Competing Business or (b) engage, whether as principal or as agent, officer, director, member, manager, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business.

For purposes of this Agreement, the term “Competing Business” shall mean the following: (a) any person, corporation or other entity which sells or attempts to sell and/or provides or attempts to provide any products and/or services which are the same as or similar to the products and/or services sold by the Company at any time, and from time to time during the longer of the term of Employee’s employment with the Company or the last two (2) years prior to the termination of Employee’s employment with the Company; and/or (b) any person, corporation or other entity engaged in the same or similar business as the business of the Company and which, directly or indirectly, is or was in competition with the Company at any time and from time to time during the longer of the term of Employee’s employment with the Company, or the last two (2) years prior to the termination of Employee’s employment with the Company.

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4 Covenant Not to Solicit Customers/Clients. Employee recognizes and acknowledges that the Company has expended, and will expend, considerable significant amounts of time and money establishing relationships and good will with existing and prospective customers/clients and developing lists of its customers/clients and prospective customers/clients that are not available to the general public and are trade secret, Confidential and Proprietary Information of Company. Employee also recognizes and acknowledges that many of the Company’s competitors could not recreate such lists without substantial efforts, that the Company’s business would be irreparably and greatly damaged by the use of this information other than for its benefit, and that it is essential for the proper protection of the business of the Company that Employee be restrained from soliciting the trade of or trading with the customers/clients of the Company for any business purpose whatsoever during the term of Employee’s employment with the Company and for a reasonable period following the termination of this Agreement. Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, Employee agrees that, during the term of Employee’s employment with the Company, and during the twenty-three (23) month period after termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether by the Company or by the Employee, Employee will not, directly or indirectly, solicit the trade of, or trade with, or do business with, or attempt to solicit the trade of, or trade with, or do business with, any of the Company’s customers/clients or prospective customers/clients without the Company’s prior written consent except when endorsed by the Company and done for the Company’s benefit, and except to the extent that Employee traded with or did business with any such customer/client or prospective customer/client prior to the later of the date upon which said Employee was engaged to perform services for and on behalf of, or employed by, the Company. Employee acknowledges and agrees that the restrictions and limitations contained in this paragraph are reasonable as to the scope and duration and are necessary to protect the Company’s proprietary interests and to preserve the Company’s competitive advantage and legitimate business interests.

5. Covenant Not to Solicit Employees. Independent Contractors and/or Vendors. Employee recognizes and acknowledges that the Company has expended and will expend considerable and significant amounts of time and money establishing goodwill and relationships with and/or training its employees, independent contractors and/or Vendors. Employee recognizes and acknowledges that it is essential for the proper protection of the legitimate business interests of the Company that Employee be restrained from soliciting or inducing any employee, independent contractor, and/or Vendor of the Company to leave the employ of the Company and from hiring or attempting to hire any employee, independent contractor and/or Vendor of the Company. “Vendors” shall mean any person or entity that Company has entered into a contractual relationship with to render specific services to Company and where Vendor is involved in or is privy to Company’s marketing, promotional and/or education materials, or any of Company’s trade secrets, Proprietary or Confidential information. Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, Employee agrees that, during the term of Employee’s employment with the Company, and during the one (1) year period after termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether by the Employee or the Company, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard, Employee will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee, independent contractor or Vendor of the Company to leave the Company for any reason whatsoever, or hire any employee, independent contractor or Vendor.

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Employee further acknowledges that it is essential for the proper protection of the business of the Company that Employee be restrained from soliciting, attempting to solicit or accepting Solicitations from any of the Company’s independent contractors and/or Vendors regarding actual or potential involvement in private business ventures. Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, Employee agrees that, during the term of Employee’s employment with the Company, Employee will not, directly or indirectly, solicit or accept solicitations from any independent contractor or vendor of the Company to engage in, be involved with, or provide work for any private business ventures that involve, or may involve, any of the Company’s independent contractors and/or Vendors, unless Employee has requested and obtained prior written consent from the Company.

6. Covenant Not to Violate Company Rights. Employee recognizes and acknowledges that (a) during the term of Employee’s employment with the Company, it may be necessary for Employee to acquire (and during the course of Employee’s previous work for or on behalf of the Company prior to the commencement of this Agreement Employee may have already acquired) information that concerns, in whole or in part, the Company’s sales, volume methods and proposals; customers/clients and prospective customers/clients (including lists thereof); identity of customers/clients and prospective customers/clients; identity of key personnel in the employ of customers; amount or kind of customer’s/client’s purchases from and/or transactions with the Company; the needs and requirements of any or all customers/clients; SSN or bank account information of employees or customers/clients; the terms and conditions under which the Company deals with customers/clients or prospective customers/clients; the terms and conditions under which the Company deals with suppliers or prospective suppliers; employee lists; the Company’s sources of supply; the Company’s pricing and rate methods; course and teaching methods, techniques, compositions, ideas or presentations; customer financial and contact information; employee salary and contact information; all other Company documents not readily available to the public including but not limited to Company phone directories, personnel information, unpublished Company reports; website and software coding, marketing and internet search engine and advertising techniques; contracts and agreements with third parties; employee manual, and/or any and all other confidential non-public information belonging to the Company or relating to the Company’s business(es) and/or affairs, whether property of the Company or property of employees, officers, manager, members or directors thereof, or other third parties that have disclosed such to the Company, (collectively referred to herein as the “Confidential Information”); (b) Confidential and Proprietary Information has been compiled by the Company at great expense and over a great amount of time; (c) the use, misappropriation or disclosure of the Confidential and Proprietary Information by Employee or otherwise would constitute a breach of trust and could cause irreparable injury; and (d) it is essential to the protection of the Company’s legitimate business interests, trade secrets, goodwill and to the maintenance of the Company’s competitive position that Confidential Information be kept secret and that Employee not disclose the Confidential Information to others or use the Confidential and/or Proprietary Information to Employee’s own advantage or the advantage of others.

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Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, and as a material inducement to the Company to disclose or allow to be known to Employee some or all of the Confidential and Proprietary Information during the term of Employee’s employment with the Company (at the Company’s sole and absolute discretion), Employee hereby agrees that, throughout the term of Employee’s employment with the Company and following the date of termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, whether by the Employee or the Company, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard, Employee will (i) hold and safeguard the Confidential and Proprietary Information in trust for the Company; (ii) not misappropriate, use, publish, distribute or divulge such to any person that is not affiliated with the Company; (iii) not display or disclose, anonymously or by true or fictional name, in any form or fashion including, but not limited to, publication on or via the Internet, a website, Blog, email, discussion group, bulletin board or by means hereafter devised and all other means of electronic dissemination, any Company Confidential or Proprietary Information, or Employee’s affiliation with Company; (iv) not use, copy, distribute, sell, infringe or violate any legal right of Company including, but not limited to, publicity rights, privacy rights, moral rights, copyright, trademark, trade secret and patent rights, without limitation, by way of example, register, purchase, apply for, license, or attempt to do so, any domain name containing, in whole or in part, or any derivation of (e.g. a spelling, misspelling, typo, singular or plural, with or without dashes or underscores) any Confidential or Proprietary Information; register, purchase, apply for, license, obtain a license for, or attempt to do so, any copyright registration for any creation containing, in whole or in part, or any derivation or modification of any Confidential or Proprietary Information; register, purchase, apply for, license, obtain a license for, or attempt to do so, any trade or service, mark or name, containing, in whole or in part, or any derivation or modification of any Company Confidential and Proprietary Information; and (v) surrender all Confidential and Proprietary Information in Employee’s possession or control upon termination of employment.

The preceding notwithstanding, this section shall not prohibit any activities that are expressly permitted by law, required of Employee to conduct Employee’s work assignments on behalf of Company and as otherwise may be directed by Employee’s supervisor, and/or disclosure of this Agreement to Employee’s attorney or future employers if requested to do so and upon agreement to keep such confidential and use only for the purposes of legal evaluation.

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7. Covenant Not to Violate Third Parties’ Rights. As a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, and as a material inducement to the Company to disclose or allow Employee access to Company information during the term of Employee’s employment with the Company (at the Company’s sole and absolute discretion), Employee hereby agrees that throughout the term of Employee’s employment with the Company and following the date of termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, whether by the Employee or the Company, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard, Employee acknowledges and agrees that he or she has and will not (a) violate any non-competition agreement with any prior employer or other third party; (b) violate any confidentiality agreement with any prior employer or other third party; (c) use at, or disclose to Company, any information protected by confidentiality, trade secret, copyright, trademark, patent, publicity or privacy rights, or other law from any prior employer or third party without prior express written permission obtained through Company; (c) violate any non-solicitation agreement with any prior employer or other third party; and/or (d) violate any other right of any third party, including but not limited to publicity rights, privacy rights, moral rights, copyright, trademark, trade secret, patent, trade name, cybersquatting, etc.

Employee acknowledges and agrees that the Company shall have the right to provide notice and a copy of this Agreement, in whole or in part, to any of Employee’s past, current or prospective employers or other parties that, in Company’s sole discretion, should be provided with notice.

8. Prior Inventions of Employee. If Employee wishes to exclude from this Agreement any information, inventions or creations that Employee asserts are owned, created or acquired by him or her prior to Employee’s employment, performance of services or contemplation thereof for Company, Employee must disclose these, and Employee’s employer at the time of creation or acquisition, on Exhibit A attached hereto. If not disclosed clearly and completely on Exhibit A, all creations of Employee shall be presumed to be included under this Agreement’s restrictions to the extent permitted by law.

9. Enforcement. Employee recognizes that the Company would be irreparably injured by the breach of any provision of Sections 2, 3, 4, 5, 6 and/or 7 and that money damages alone may not be an appropriate measure of the harm to the Company from such a breach. Therefore, Employee agrees that equitable relief, including specific performance of these provisions by injunction, would be an appropriate remedy for the breach of these provisions, and the Company may enforce the provisions of these Sections by either suit for damages or injunction, or both, with posting of minimal bond. These enforcement rights shall be cumulative with and not successive or exclusive of any other legal remedies which may be available to the Company in law or in equity including, without limitation, the rights and remedies available to the Company under any applicable trade secrets laws or regulations.

10. Indemnification. Employee shall indemnify and hold the Company harmless from and against any and all claims, demands, and actions arising out of Employee’s breach, or alleged breach, of this Agreement, and Employee shall reimburse the Company for any and all costs, damages and expenses, including, without limitation, all reasonable attorney’s fees and costs, which the Company pays or becomes obligated to pay by reason of such allegations or breach.

11. Assignment. Company may assign and/or transfer this Agreement without restriction. Employee may not assign or transfer this Agreement and any such attempt shall be void.

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12. Notices. Any notice required or permitted to be made under this Agreement shall be in writing and shall be effective when actually delivered in person or three days after being deposited in the U.S. Mail, registered or certified, postage prepaid and addressed to the party as follows: (a) to Employee at the address above; and (b) to the Company at General Counsel, 1612 E. Cape Coral Parkway, Cape Coral, Florida 33904.

13. No Waiver or Release. Failure of the Company to require performance of any provision of this Agreement shall not limit the Company’s right to enforce the provision, nor shall the Company’s waiver of any breach of any provision be a waiver by the Company of any succeeding breach of any provision or a waiver of the provision itself or any other provision. Employee agrees that the termination of Employee’s employment by the Company for any reason whatsoever, whether with or without cause, or whether by the Company or by the Employee, shall not release Employee from any of Employee’s obligations contained herein.

14. Law Governing, Jurisdiction, Venue, No Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding any laws of said State or any other jurisdiction relating to conflicts of laws. This Agreement shall be deemed to have been made in the State of Florida. This Agreement shall be governed by the laws of the State of Florida. The parties consent to personal jurisdiction in, and all actions brought hereunder, whether at law or in equity, in the state or federal courts serving Lee, Palm Beach or Broward Counties in the State of Florida. Venue shall be proper in anyone of these three counties and selection of the county shall be at the sole discretion of the Company. In any lawsuit brought by or against Employee in connection with this Agreement, Employee waives the right to a jury trial.

15. Attorney Fees. In the event any litigation, suit, action, arbitration or other similar proceeding is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys’ fees to be fixed by the trial court, appellate court and/or arbitrator.

16. Titles and Captions. Pronouns and Plurals, Counterparts. All Section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require. This Agreement may be executed in any number of counterparts and by the parties on separate pages, each of which will be deemed an original and which together shall constitute one agreement, with the same effect as if the signatures on the counterparts were upon a single instance of this Agreement.

17. Entire Agreement. Amendment. This Agreement and Exhibit A that is incorporated herein by reference contains the entire understanding between and among the parties and supersede any prior understandings and agreements among them respecting the subject matter of this Agreement. Employee agrees that where any portion of this Agreement conflicts with the Company’s then existing employment manual, this Agreement shall control. This Agreement may only be modified and/or amended by a written instrument executed by all parties hereto.

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18. Severability. Survivability. and Savings. The provisions of Sections 2, 3, 4, 5, 6, 7, and 10 shall expressly survive the termination of Employee’s employment with the Company. The provisions of this Agreement shall survive the termination of Employee’s employment with the Company regardless of whether such termination is with or without cause, whether by the Company or the Employee, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard. In the event that any of the restrictions and limitations contained anywhere in any paragraph, provision or Section are deemed to exceed the time, scope and/or geographic or other limitations prescribed by applicable law, then such provisions shall be reformed to the maximum time, scope, and geographic or other limitations permitted by applicable law. Each provision of this Agreement is intended to be severable. If any provision of this Agreement, or the application of such provision to any person, entity or circumstance, shall be held invalid, illegal, or unenforceable in any respect, the remainder of this Agreement, or the application of such provision to persons, entities or circumstances other than those as to which it is held invalid, shall not be affected thereby and the Agreement shall be construed as if the illegal, invalid or unenforceable provision were never a part hereof.

19. Reapplication. If the employment relationship between the Company and Employee is terminated for any reason Whatsoever, whether with or without cause, whether by the Employee or by the Company, and if Employee is later re-employed by the Company, this Agreement will be applicable to such re-employment as if there had been no interruption of the employment relationship, without the necessity for the execution of a new Agreement between the parties.

20. Employment at Will. Except for an employee who is a party to a formal, executed Employment Agreement with the Company, Employee acknowledges and agrees that Employee is and will remain an employee at will, free to resign and subject to termination for any reason whatsoever, notwithstanding anything contained in this Agreement. If Employee is a party to an Employment Agreement with the Company, then the terms of the Employment Agreement shall remain in full force and effect and shall be read and interpreted in conjunction with this Agreement. In the event that the Employment Agreement and this Agreement conflict, the Employment Agreement shall control.

21. Negotiations. The Company and the Employee acknowledge and agree that the terms of this Agreement were reached based upon mutual negotiations between the parties hereto. Therefore, any perceived ambiguities in the terms or conditions of this Agreement shall not be construed against the Company as the drafter of this Agreement.

22. Independent Local Counsel. Each party hereby acknowledges that said party has had ample opportunity to seek independent legal counsel, and has been represented by, or has otherwise waived ~s right to be represented by, such independent legal counsel, with respect to the negotiation and execution of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

EMPLOYEE:		COMPANY: Elite Legacy Education, Inc.

/s/ Fredrick C. Dummar		By:	/s/ Anthony C. Humpage
Print Name:	Fredrick C. Dummar	Name:	A.C.Humpage
		Title:	C.E.O.
		Date:	10/2/17

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Exhibit A

Employee Prior Inventions

Title of Work	Date of Creation	Employer and Address at such Time